Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

‘BREAK-OUT’ RESULTS

FOR A ‘BREAK-OUT’ YEAR

FORT LAUDERDALE, FL, July 14, 2016 . . . National Beverage Corp. (NASDAQ: FIZZ) today reported ‘Break-Out’ results, as previously committed, with revenues and net income surpassing expectations.

“When one looks at growth potential combined with quality of earnings and unprecedented consumer demand, the question is not one of value . . . but one of indeterminable potential!!” stated Nick A. Caporella, Chairman and Chief Executive Officer, at a recent Michigan executive meeting.

“Indeterminable potential is not only the result of excellent fundamentals . . . but, more profoundly – Genius Innovation! We are on the right side of novel . . . where dynamics such as product development, packaging, Innocent ingredients, millennial optics and shelf marketing are uniquely synthesized. The Result = Indeterminable Potential!” smiled Caporella.

(Dollars in Millions except EPS)

For the Fiscal Year Ended April 30, 2016 –

	Revenues	Op. Income	Net Income	EPS	EBITDA*	Cash
FY 2016	$704.8	$ 93.1	$61.2	$1.31	$104.9	$105.6
Growth	9%	26%	24%	24%	21%	101%

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National Beverage Corp.

“Good fortune absolutely, but also highly-essenced strategies and impressive brand assets – clearly at work. We have first place, the leadership role in the healthy, sparkling water category. LaCroix is blessed with a cult following. What does that really mean? It means that our consumer base promotes others to follow and favor LaCroix while creating ‘Buzz’ and promoting the healthy benefits of our mutually ‘owned’ LaLa LaCroix brand.

This year witnessed ‘proven’ predictions relative to many works in progress. The ongoing success of LaCroix’s Cúrate ‘theme’ continues its unparalleled growth. TangerEEN is proving to be the most dynamic LaCroix launch thus far and LaCroix NiCola is refreshingly satisfying cola converts at every new location,” exclaimed Caporella.

“Shasta Sparkling Water SDA (soft drink alternative), with its eloquent design, has been introduced within Shasta’s demographic areas where carbonated soft drink consumers who want their nostalgic Shasta flavors – now have a choice of entirely ‘Innocent’ and exciting healthy alternatives. While our shareholders are enjoying ‘more than healthy’ increases, our innovation and creativity are generating untethered consumer demand.

Our normally strong first quarter of a new year usually predicts a good year-over-year growth probability. This first quarter will see revenues exceed $200 million for the very first time – another respectable milestone . . . Yes!

Anxious America wants to be more than healthy – we are doing more than our part!” concluded Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.

Achievements

MILESTONES

●	Launch of Shasta Sparkling (SDA) Clean	●	FIZZ Surpassed $2.5 Billion Market Cap [1]
Label – Industry First
		●	1st Qtr. FY ’17 Revenues Will Exceed $200
●	LaCroix TangerEEN Sets New Launch Records		Million – New Milestone

TTM STATISTICS 1

●	EBITDA* UP 34% to $118 million	●	Operating Margin (% of sales) Advanced
Additional 10% over FY ’16 to 14.5%
●	FIZZ UP 168% to $61.37

  1 Trailing Twelve Months ended July 2, 2016

National Beverage Corp.

Consolidated Results for the Periods Ended

April 30, 2016 and May 2, 2015

Fourth Quarter Statistics		Fiscal Year Ended
April 30, 2016 vs. May 2, 2015		April 30, 2016	May 2, 2015
(in thousands, except per share amounts)

Gross Profit -	Net Sales	$ 704,785	$ 645,825
Up 280 bps to 36.5% of Net Sales
	Net Income	$ 61,198	$ 49,311
Operating Income -
Up 43% to $26.5 million	Earnings Per
Common Share
Net Income -	Basic	$ 1.31	$ 1.06
Up 44% to $17.5 million	Diluted	$ 1.31	$ 1.05

EBITDA* -	Average Common Shares
Up 38% to $29.3 million	Outstanding
	Basic	46,452	46,353
	Diluted	46,671	46,559

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users of this financial information with additional insights into the operating performance of the business. EBITDA (in millions) for the fourth quarter and fiscal year ended April 30, 2016, and for the trailing twelve months ended July 2, 2016, of $29.3 and $104.9, and $117.8, respectively, is calculated by adding the following expenses back to Net Income for each of the periods: Depreciation and Amortization of $3.0, $12.1 and $12.0; Net Interest Expense of $0, $.1 and $.1; and Provision for Income Taxes of $8.8, $31.5 and $35.9.